ASSIGNMENT AGREEMENT
                           (Southington, Connecticut)

     THIS ASSIGNMENT AGREEMENT made this 3rd day of July, 1996, by and between CarePlex of Southington, Inc., a Delaware corporation ("Assignor"), and Chancellor of Massachusetts, Inc., a Delaware corporation ("Assignee").

                                   WITNESSETH

     WHEREAS, Assignor is the general partner of The Cragganmore Associates Limited Partnership (the "Partnership") pursuant to The Cragganmore Associates Limited Partnership Agreement (the "Partnership Agreement"), dated November 1, 1995, relating to a certain parcel of land located in Southington, Connecticut (the "Land"), a copy of which is attached hereto as Exhibit A;

     WHEREAS, the Partnership intends to develop the Land for an assisted/independent living facility consisting of approximately ninety-six
(96) units (the "Project");

     WHEREAS, Assignor desires to assign its rights and obligations under the Partnership Agreement to Assignee, and Assignee desires to assume such rights and obligations.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof, all of the right, title and interest of Assignor in, to and under the Partnership Agreement, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Partnership Agreement on the part of Assignor thereunder to be performed on and after the date hereof, in the same manner and with the same force and effect as if Assignee had originally executed the Partnership Agreement.

     2. Assignor agrees to indemnify and hold harmless Assignee from and against any and all Claims (as defined in paragraph 4 hereof) accruing or arising under the Partnership Agreement on or before the date hereof.

     3. Assignee agrees to indemnify and hold harmless Assignor from and against any and all Claims accruing or arising under the Partnership Agreement after the date hereof.

     4. For the purposes of this Agreement, the term "Claims" means all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses (including, without limitation, reasonable legal fees and expenses).

     5. This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the Commonwealth of Massachusetts, and (iii) may not be modified orally, but only by a writing signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                       ASSIGNOR:

                                       CAREPLEX OF
                                        SOUTHINGTON, INC.

                                       By:  /s/ James M. Clary
                                          ---------------------------
                                          Name: James M. Clary
                                          Title:

                                       ASSIGNEE:

                                       CHANCELLOR OF
                                        MASSACHUSETTS, INC.

                                       By:  /s/ James M. Clary
                                          ---------------------------
                                          Name: James M. Clary
                                          Title:

                                                                       Exhibit A

                           THE CRAGGANMORE ASSOCIATES

                          LIMITED PARTNERSHIP AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I - Definitions and Parties

     Section 1.1   - Definitions
     Section 1.2   - Act
     Section 1.3   - Agreement
     Section 1.4   - Capital Account
     Section 1.5   - Capital Contribution
     Section 1.6   - Cash Flow
     Section 1.7   - Closing
     Section 1.8   - General Partner
     Section 1.9   - Income and Loss
     Section 1.10  - Internal Revenue Code
     Section 1.11  - IRS
     Section 1.12  - Limited Partner
     Section 1.13  - Notice
     Section 1.14  - Offeree
     Section 1.15  - Offeror
     Section 1.16  - Partner Loans
     Section 1.17  - Partners
     Section 1.18  - Partnership
     Section 1.19  - Partnership Property
     Section 1.20  - Premises
     Section 1.21  - Prime Rate
     Section 1.22  - Project
     Section 1.23  - Tax Matters Partner
     Section 1.24  - Term
     Section 1.25  - Unrecovered Capital Contribution

ARTICLE II - Formation

     Section 2.1   - Formation
     Section 2.2   - Name
     Section 2.3   - Office and Agent for Service
     Section 2.4   - Documents to Be Filed

ARTICLE III - Purpose

ARTICLE IV - Term

ARTICLE V - Partnership Capital

     Section 5.1   - Capital
     Section 5.2   - Interest on Capital Contributions
     Section 5.3   - Non-Assessability
     Section 5.4   - Return of Capital
     Section 5.5   - Partner Loans

ARTICLE VI - Allocations of Income and Loss and Distributions

     Section 6.1   - Definition of Income and Loss
     Section 6.2   - Allocation of Income and Loss
     Section 6.3   - Distributions of Cash from Operations
     Section 6.4   - Distributions of Cash from Capital
                       Transactions

ARTICLE VII - Tax Matters Partner

     Section 7.1   - Tax Matters Partner
     Section 7.2   - Duties and Power of Tax Matters Partner

ARTICLE VIII - Rights, Obligations and Representations of the General Partner

     Section 8.1   - Daily Control of Partnership
     Section 8.2   - Specific Powers and Duties of General
                       Partner
     Section 8.3   - Actions Requiring Approval of the
                       Limited Partner
     Section 8.4   - Other Activities

ARTICLE IX - Specifically Authorized Agreements

     Section 9.1   - Guarantee Fee
     Section 9.2   - Management Agreement
     Section 9.3   - Consulting Services
     Section 9.4   - Turnkey Construction Contract
     Section 9.5   - Funding Requirements
     Section 9.6   - Assignment of Rights
     Section 9.7   - No Additional Fees
     Section 9.8   - Reduction of Property Acquisition Costs

ARTICLE X - Rights and Obligations of Limited Partner

     Section 10.1  - Authority of Limited Partner
     Section 10.2  - Rights of Limited Partner
     Section 10.3  - Assignment by Limited Partner and
                       General Partner

ARTICLE XI - Distribution on Dissolution; Rights of First Refusal

     Section 11.1  - Priority of Distribution
     Section 11.2  - Period of Dissolution
     Section 11.3  - Statement
     Section 11.4  - Liability for Capital Contributions
     Section 11.5  - Rights of First Refusal

ARTICLE XII - Power of Attorney

     Section 12.1  - Power of Attorney
     Section 12.2  - Assignment
     Section 12.3  - Admission of Limited Partner
     Section 12.4  - Irrevocable
     Section 12.5  - Amendments by General Partner

ARTICLE XIII - Indemnification

     Section 13.1  - Indemnification of General Partner
     Section 13.2  - Indemnification of Partnership

ARTICLE XIV - Concluding Provisions

     Section 14.1  - Entire Agreement
     Section 14.2  - Amendments
     Section 14.3  - Successors
     Section 14.4  - Joint Effort
     Section 14.5  - Captions
     Section 14.6  - Notice
     Section 14.7  - Effective Date of Notice
     Section 14.8  - Counterparts
     Section 14.9  - Partial Invalidity
     Section 14.10 - Applicable Law
     Section 14.11 - Exhibits
     Section 14.12 - Confidentiality
     Section 14.13 - No Offer/No Waiver
     Section 14.14 - Genders
     Section 14.15 - Initialling
     Section 14.16 - Further Assurances
     Section 14.17 - Effective Date

EXHIBITS

     Exhibit A - List of Contracts to be Assumed
     Exhibit B - Reimbursement Expenses
     Exhibit C - Turnkey Contract
     Exhibit D - Management Agreement
     Exhibit E - Budget

                           THE CRAGGANMORE ASSOCIATES
                          LIMITED PARTNERSHIP AGREEMENT

                                    ARTICLE I

                             Definitions and Parties

     Section 1.1 - Definitions. The words, phrases and parties defined in this Article shall have the meanings indicated. Whenever the words, phrases and parties defined in this Article, or elsewhere in this Agreement, are intended to have their defined meanings, the first letter of the word or the first letters of all substantive words in the phrase shall be capitalized. Otherwise, any word, phrase or party name that appears in this Agreement shall have the meaning denoted by its context.

     Section 1.2 - Act. Act shall mean the Connecticut Uniform Limited Partnership Act as the same may be, from time to time, amended.

     Section 1.3 - Agreement. Agreement shall mean this document, which is the Limited Partnership Agreement of The Cragganmore Associates Limited Partnership.

     Section 1.4 - Capita1 Account. Capital Account of a Partner shall mean the capital account of that Partner determined from the inception of the Partnership strictly in accordance with the rules set forth in Section l.704-l(b)(2)(iv) of the Treasury Regulations.

     Subject to the previous paragraph, Capital Account means:

     (a)  The sum of:

          (i)  the Partner's Capital Contribution, plus

          (ii) the fair market value of property contributed by the Partner to the Partnership (net of liabilities secured by the property or to which the property is subject), plus

          (iii) the amount of net profits and gain from capital transactions allocated to the Partner; and

     (b)  Decreased by the sum of:

          (i)  the amount of money distributed to the Partner; plus

          (ii) the fair market value of property distributed to the Partner by the Partnership (net of liabilities secured by the property or to which the property is subject); plus

         (iii) the Partner's share of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (including, for this purpose, losses which are nondeductible under Section 267(a)(l) or Section 707(b) of the Code); plus

          (iv) the Partner's share of amounts paid or incurred by the Partnership to organize the partnership or to promote the sale of (or to sell) an interest in the Partnership (except to the extent properly amortizable for tax purposes or which otherwise may be permitted by law or Treasury Regulation or IRS ruling), plus

          (v) the amount of net losses and loss from capital transactions allocated to the Partner.

     For this purpose, "income" refers to all items of income (including all items of gain and including income exempt from tax) as properly determined for "book" purposes, and "loss" refers to all items of loss (including deductions) as properly determined for "book" purposes. "Book" income and loss shall be determined based on the value of the Partnership's assets as set forth in the books of the partnership in accordance with the principles of Section l.704-l(b)(2)(iv)(g) of the Treasury Regulations. Otherwise, income and loss shall be determined strictly in accordance with federal income tax principles (including rules governing depreciation and amortization), applied hypothetically based on values of partnership assets as set forth on the Partnership books.

     An assumption of a Partner's unsecured liabilities by the partnership shall be treated as a distribution of money to the Partner. An individual assumption of the partnership's unsecured liabilities by a Partner shall be treated as a cash contribution by the Partner to the partnership. For this purpose, the assumption of a secured liability in excess of the fair market value of the security shall be treated as the assumption of any unsecured liability to the extent of that excess.

     In the event that assets of the partnership other than cash are distributed to a Partner in kind, Capital Accounts shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Partnership if the distributed assets had been sold for their fair market values in a cash sale (in order to reflect unrealized gain or loss).

     In the event of the liquidation of a Partner's interest in the partnership or of the Partnership, Capital Accounts shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Partnership if all Partnership assets had been sold for their fair market values in a cash sale (in order to reflect unrealized gain or loss).

     Capital Accounts also shall be adjusted upon the constructive termination of the partnership as provided under Section 708 of the Code in accordance with the method set forth in the immediately preceding paragraph (as required by Section l.704-l(b)(2)(iv)(l) of the Treasury Regulations).

     In the event that a Partner shall be both a General Partner and a Limited Partner of the Partnership, a single Capital Account shall be maintained for that Partner.

     Section 1.5 - Capital Contribution. Capital Contribution shall mean all cash or other property contributed to the partnership by a Partner, excluding any loans made by such partner to the Partnership.

     Section 1.6 - Cash Flow. Cash Flow shall mean, with respect to any period, the amount (if any) by which the cash received from all sources other than:

     (i) Capital Contributions (except the amount of any reserve originating from a Capital Contribution which is used to pay an Operating Cost); and

     (ii) capital transaction;

exceeds Partnership expenses.

          a) In determining Cash Flow for any year, there shall be added (1) depreciation, amortization of prepaid items and deferred costs and other non-cash charges, (2) payments to the partnership out of the proceeds of business of rental interruption insurance, (3) amounts accrued for such year by the partnership and expensed or deducted for such year in calculating partnership profits and losses, but payable only from Cash Flow for such year pursuant to this Agreement and (4) funds released from any escrow account other than for payments of capital expenditures.

          b)   In determining Cash Flow for any year, there shall be subtracted
               (1) principal payments on partnership indebtedness, (2) payments to reserve accounts required by any Lender or pursuant to Section 6.3, (3) other reasonable payments to the Partnership reserve accounts determined by the General Partners,
               (4) payments for capital expenditures, unless withdrawn from partnership reserve accounts, and (5) fees and other cash expenditures permitted by this Agreement to the extent actually paid by the Partnership in such year to the extent not expensed or deducted for such year in calculating Partnership profits and losses (except far any such payments of items referred to in this clause (b) made out of (x) Capital Contributions, proceeds of a Capital Transaction or other sources not included in determining such profits and losses, or (y) Cash Flaw); and

          c) Gain or losses from any sale, exchange, eminent domain taking, damage or destruction by fire or other casualty (whether or not insured) or other disposition of all or any part of the Property (other than the proceeds of any business or rental interruption insurance), Capital Contributions to the partnership and the proceeds of any mortgage and loan or refinancing proceeds shall not be included in such profits and losses in determining Cash Flow.

    (iii) Cash Flow shall be determined separately for each fiscal year and shall not be cumulative.

     Section 1.7 - Closing. Closing shall mean the date on which the Certificate of Limited partnership is filed with the Office of the Secretary of the State of Connecticut forming the partnership and admitting the Partners.

     Section 1.8 - General Partner. The General Partner of the Partnership shall be Continuum Care of Southington, Inc., a Delaware corporation.

     Section 1.9 - Income and Loss. See Section 6.1.

     Section 1.10 - Internal Revenue Code. Internal Revenue Code shall mean the Internal Revenue Code of 1986, as amended and any successor act.

     Section 1.11 - IRS. See Section 7.2.

     Section 1.12 - Limited Partner. Limited Partner shall mean Calvin A.
Moffie.

     Section 1.13 - Management Agreement. See Section 9.2.

     Section 1.14 - Notice. See Section 14.6.

     Section 1.15 - Offeree. See Section 11.5(c).

     Section 1.16 - Offeror. See Section 11.5(c).

     Section 1.17 - Partner Loans. See Section 5.5.

     Section 1.18 - Partners. Partners shall mean the General Partner and the Limited Partner.

     Section 1.19 - Partnership. Partnership shall mean The Cragganmore Associates Limited Partnership.

     Section 1.20 - Partnership Property. Partnership Property shall mean the Project and all other assets transferred to, and held by, the Partnership.

     Section 1.21 - Premises. Premises shall mean the real property upon which the Project is located.

     Section 1.22 - Prime Rate. Prime Rate shall mean an interest rate equal to the annual interest rate announced, from time to time, by Fleet Bank, N.A. of Providence, Rhode Island as its prime rate.

     Section 1.23 - Project. Project shall mean an assisted living facility to be located in Southington, Connecticut to be comprised of between 84 units (92 beds) and 96 units (104) beds.

     Section 1.24 - Tax Matters Partner. See Section 7.1.

     Section 1.25 - Term. See Section 4.1.

     Section 1.26 - Unrecovered Capita1 Contribution. Unrecovered Capital Contribution shall mean all Capital Contributions made by a Partner less any distributions of cash to the Partner from the partnership except the preferred return payable under Section 6.3(d).

                                   ARTICLE II

                                    Formation

     Section 2.1 - Formation. The parties hereby form a Connecticut Limited partnership pursuant to the provisions of the Act upon the terms and conditions set forth in this Agreement.

     Section 2.2 - Name. The partnership shall be conducted under the name of The Cragganmore Associates Limited partnership.

     Section 2.3 - Office and Agent for Service. The principal office of the Partnership shall be located at 197 First Avenue, Needham, Massachusetts 02197 or such place or places as the General Partner may, from time to time, designate after notice to the Limited Partner. The agent of the Partnership for service of process in Connecticut shall be Levy & Droney, P.C., 74 Batterson Park Road, Farmington, Connecticut 06032, or such successor as may, from time to time, be designated by the General Partner.

     Section 2.4 - Documents to Be Filed. In addition to this Agreement, the Partners, or the General Partner as attorney-in-fact acting for one or more of the Partners, shall sign and file as required:

     (a) A Certificate of Limited Partnership meeting the requirements of the Act, which shall be filed for record in the Office of the Secretary of the State of Connecticut. The General Partner shall mail a copy of the Certificate of Limited Partnership to the Limited Partner when received from the State of Connecticut.

     (b) All other certificates and applications required to be filed in Connecticut or in any other state or by the federal government.

                                   ARTICLE III

                                     Purpose

     Section 3.1 - General. The purpose of the Partnership shall be to construct, develop, lease, finance, expand, operate, manage, sell, transfer or otherwise dispose of the Project.

                                   ARTICLE IV

                                      Term

     The Partnership shall continue until December 31, 2045 ("Term"), provided, however, that the Partnership shall be sooner dissolved, and the Term thereby shortened, upon the happening of any of the following events:

     (a) A final disposition by the Partnership of its entire interest in the Project, and all other Partnership Property, except that, upon the happening of such event, the General Partner can extend, for a reasonable period not to exceed five (5) years, the Term upon notice to the Limited Partner.

     (b) The bankruptcy, insolvency, death, incompetency, dissolution, withdrawal or other event, which, under the Act, would result in the dissolution of the Partnership by, of, or to any General Partner ("Event") except that the Partnership shall not be dissolved if either:

          (i) a remaining General Partner continues the business of the Partnership; or

          (ii) within ninety (90) days following such Event, all Partners unanimously agree in writing to continue the business of the Partnership and to the appointment of one or more successor General Partners.

     (c) A decision by the General Partner in the event the Partnership should be classified as an association for federal income tax purposes.

     (d) The failure of the Partnership to acquire the Project by April 30, 1996.

                                    ARTICLE V

                               Partnership Capital

     Section 5.1 - Capital. The capital of the Partnership shall be contributed and adjusted as follows:

     (a) The General Partner shall contribute on the date of the Closing, the cash described below together with the obligations, commitments, and undertakings incurred by the General Partner under all agreements related to the Project on or before this date, in exchange for the percentage interest indicated:

                                                             Percentage
                                   Cash                       Interest
                                   ----                       --------
                                   $ 80                          80%

          In addition, the General Partner shall contribute up to ten percent (10%) of the amount of the contract price payable under the Turnkey Contract, which together with the proceeds of certain anticipated financing, shall be used to pay such Contract Price.

     (b) The Limited Partner shall contribute on the date of the Closing the cash described below, in exchange for the percentage interests indicated.

                                                             Percentage
                                   Cash                       Interest
                                   ----                       --------
                                   $ 20                          20%

     (c) The Capital Account of each Partner shall be established and adjusted in accordance with the definition of Capital Account as set forth in
          Section 1.4 and otherwise so as to comply with the requirements of Internal Revenue Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

     Section 5.2 - Interest on Capital Contributions. No Partner shall be entitled to interest on funds contributed to the capital of the Partnership. Partners may, however, be entitled to interest on loans made to the Partnership.

     Section 5.3 - Non-Assessability. No Limited Partner shall be obligated to make any additional contributions to the Partnership except as expressly set forth in this Agreement. The liability of each Limited Partner to the Partnership and to the third party creditors of the Partnership shall be limited to the amount of its capital contribution and the share of undistributed profits of the Partnership attributed to it and to distributions received by it in accordance with Connecticut law. No Partner shall be required to restore a negative balance or deficit in its Capital Account.

     Section 5.4 - Return of Capital. No Partner shall be entitled to the return of funds contributed to the capital of the Partnership or any part of such funds, except as expressly set forth in this Agreement.

     Section 5.5 - Partner Loans. The General Partner shall loan to the Partnership funds required for the start-up costs of the Project, including without limitation marketing and operating costs during the fill-up of the Project to the extent that such costs are not capitalized and included within the permanent financing for the Project, as such funds are necessary. The General Partner may, in its sole discretion, structure any such required funding as a mortgage loan to the Partnership, provided that the Partnership's permanent lender permits such a junior lien. Such loan shall be amortized over a five (5) year period commencing upon ninety percent (90%) occupancy of the Project, with mandatory prepayments to be made thereunder to the extent of available Cash Flow. Such loan shall bear interest at a rate equal to Prime Rate plus two percent (2%) per annum.

                                   ARTICLE VI

                Allocations of Income and Logs and Distributions

     Section 6.1 - Definition of Income and Loss. Income and Loss shall be defined to mean the income or losses of the Partnership from the construction, operation and management of the business of the Partnership and the lease, sale, condemnation, casualty loss or other disposition of all or any part of the Partnership Property, all as determined by generally accepted accounting practices for federal income tax purposes.

     Section 6.2 - Allocation of Income and Loss. Income and Loss shall be credited or charged to the Capital Accounts of the Partners, in the same proportion as distributions of Cash Flow or Cash from Capital Transactions are made to the Partners in accordance with this Agreement.

     Section 6.3 - Distributions of Cash from Operations. Subject to the requirements and covenants of any lender to the Partnership or Project and the maintaining of a reserve for expenses which the General Partner deems reasonably necessary to satisfy anticipated obligations, contingent liabilities and capital reserves, the Cash Flow of the Partnership from the operation of the Project shall be distributed at such times as deemed appropriate by the General Partner, but not more than semi-annually, in the following order of priority:

     (a) Payment of all operating expenses of the Partnership and the Project (on a customary and reasonable basis) including, without limitation, the management fee under the terms of the Management Agreement;

     (b) Payment of debt service on construction loan for the Project or permanent loan for the Project; or

     (c)  Payment of debt service on any working capital loan for the Project.

     (including, without limitation, any loans to the General Partner in accordance with Section 5.5 hereof) any guarantee fees, and/or subordinated loans from any lender, including, without limitation, the General Partner or its affiliates;

     (d) Payment of a non-compounding accumulated preferred return on any Unrecovered Capital Contributions, compensating balances or cash collateral accounts made or funded by the General Partner, as the case may be, equal to 15% per annum, less the amount of any interest received by the General Partner on such compensating balances or cash collateral accounts;

     (e) Thereafter, to the Partners in accordance with the percentage interests set forth in Section 5.1 as such percentages may change from time to time in accordance with the terms of this Agreement.

     Section 6.4 - Distributions of Cash from Capital Transactions. Cash from a sale, condemnation, casualty loss, settlement of claim, financing, refinancing or termination and liquidation of the Partnership or any disposition of the Partnership Property or any part of or interest in the Partnership Property, which, in accordance with generally accepted accounting principles, is attributed to capital (as distinguished from the normal business operations of the Partnership) shall be distributed between the Partners in accordance with the following order of priority:

     (a)  first, to liabilities secured by the Project;

     (b)  second, to pay the outstanding indebtedness of the Partnership;

     (c)  thereafter, 20% to the Limited Partner and 80% to the General Partner.

                                   ARTICLE VII

                               Tax Matters Partner

     Section 7.1 - Tax Matters Partner. The Partnership hereby designates the General Partner to act as the Tax Matters Partner in accordance with Internal Revenue Code Section 6231, as the same may be, from time to time, amended. In the event that it ceases, for any reason, to be a General Partner, or if the General Partner shall resign as Tax Matters Partner, the Partners shall, by a Majority, elect a Successor Tax Matters Partner.

     Section 7.2 - Duties and Power of Tax Matters Partner. The Tax Matters Partner shall have the following authority and powers, to exercise at its sole discretion:

     (a) provide the Internal Revenue Service ("IRS") with the name, address, profits interest and taxpayer identification number of each person who was a Partner in the partnership at any time during a taxable year if the IRS mails notice to the partnership of the beginning of an administrative proceeding at the Partnership level; and

     (b) to the extent and in the manner required by Treasury Regulations, keep each Partner informed of all administrative and judicial proceedings for the adjustment at the Partnership level of Partnership items; and

     (c) have the power to enter into agreements with the Secretary of the Treasury to extend the period for assessing any tax attributable to any Partnership item; and

     (d)  have the power to handle day-to-day audit negotiations with the IRS;

     (e) retain such accountants, attorneys or other advisors on behalf of the Partnership as it may deem necessary or advisable in connection with any administrative or judicial proceedings; and

     (f) comply with any duly issued summonses to produce records, provided that the General Partner shall have the right to contest the validity of enforceability thereof; and

     (g)  forward to all Partners entitled to receive the same, within sixty
          (60) days of receipt, any Final Partnership Administrative Adjustment received from the IRS; and

     (h) have the power to commence litigation in the Tax Court, Court of Claims or District Court; and

     (i) have the power to intervene in any litigation commenced by a Partner contesting a Final Partnership Administrative Adjustment; and

     (j) perform such other duties as are reasonably required of it and exercise such other rights as are delegated to it under the Internal Revenue Code of 1954 and the Regulations issued pursuant thereto as such may be, from time to time, amended.

                                  ARTICLE VIII

                             Rights, Obligations and
                     Representations of the General Partner

     Section 8.1 - Daily Control of Partnership. The General Partner shall have full and complete discretion in the day-to-day management and control of the affairs of the Partnership to carry out the purposes of the Partnership. The General Partner shall have the right to delegate to any affiliate, employee, or to its accountants or attorneys any and all of its duties and obligations under this Agreement other than the duties set forth in Section 5.5 or Article IX. In the event that the General

Partner enters into contracts or otherwise purchases goods and services on behalf of the Partnership from any Partner or any of its affiliates pursuant to which the Partnership will be obligated to make payments to such Partner or to any such affiliate, then, in such event, the payments by the Partnership under such contracts and purchases shall be on terms no less favorable to the Partnership than would have been negotiated at arm's length with unaffiliated third parties.

     Section 8.2 - Specific Powers and Duties of General Partner. In addition to any other duties set forth in this Agreement and without limiting the foregoing, the General Partner shall specifically have the authority and the power (subject to any express limitations set forth in this Agreement), at its discretion to:

     (a)  maintain complete and accurate books of account for the Partnership;
          and

     (b) within one hundred twenty (120) days after the end of each fiscal year, provide each Limited Partner with an unaudited financial report on the Partnership, reviewed by the Partnership's accountant including a balance sheet and financial statement; and

     (c) within ninety (90) days after the end of each fiscal year, furnish a report to each Limited Partner containing such information as the General Partner deems necessary for the proper preparation of the Limited Partner's Federal Income Tax Returns; and

     (d) employ such developers, contractors, consultants, accountants, attorneys and other such agents for services, other than for management services pursuant to the Management Agreement, as the General Partner may, in its sole discretion, determine to be in the best interests of the Partnership, including the employment of entities which are affiliates of the General Partner; and

     (e) mortgage, pledge, encumber, sell, exchange or otherwise dispose of any or all of the partnership Property; and

     (f)  consent to the Assignment of a Limited Partner's interest; and

     (g) admit Limited Partners as a result of the transfer of limited partner and/or general partner interests made in accordance with this Agreement; and

     (h)  borrow money or refinance the Project; and

     (i) incur indebtedness in the ordinary course of the Partnership's business; and

     (j) make various elections for federal income tax reporting purposes, including elections under Section 754 of the Internal Revenue Code; and

     (k) construct, alter, improve, repair, raze, replace, enlarge or rebuild all or any portion of the Project; and

     (1) execute, knowledge and deliver and all documents that the General Partner may deem necessary or desirable for Partnership purposes; and

     (m) perform or cause to be performed all of the Partnership's obligations and exercise all of its rights under any agreement to which the Partnership is a party; and

     (n)  open Partnership bank accounts and sign checks on such accounts; and

     (o) perform all acts contemplated by or incidental to the purposes of the Partnership.

     Section 8.3 - Actions Requiring Approval of Limited Partner.
Notwithstanding anything to the contrary set forth elsewhere in this Agreement, the following actions of the Partnership shall require approval or ratification by the Limited Partner:

     (a)  changing the nature of the Partnership business; or

     (b)  approving an amendment, other than an amendment in accordance with
          Section 12.5, to this Agreement;

     (c) replacing the General Partner with an entity which is unrelated or unaffiliated with the General Partner;

     (d)  dissolution and liquidation of the Partnership; or

     (e) the sale, lease, transfer, assignment or mortgaging of all or substantially all of the Partnership Property.

     All other actions shall be within the sole and absolute discretion of the General Partner.

     Section 8.4 - Other Activities. The General Partner shall devote such time to the Partnership's business as shall be reasonably required. The Limited Partner acknowledges that the General Partner may be engaged in similar business ventures exclusively for its own account and neither the Limited Partners nor the Partnership shall have any rights whatsoever in such other business ventures. Notwithstanding the foregoing no Partner shall engage in the management, ownership or operation of an assisted living facility in Southington and its contiguous towns, either as an owner, operator, partner, consultant or in any other capacity whatsoever, without the prior written consent of the other Partner.

                                   ARTICLE IX

                       Specifically Authorized Agreements

     section 9.1 - Guarantee Fee. In the event that the General Partner or it principals or affiliates are required to provide a guarantee with respect to any indebtedness associated with the Project, the General Partner, such principal or such affiliate shall receive an annual guaranty fee equal to 2% of the amount of such obligation guaranteed.

     Section 9.2 - Property Management. The Limited Partner shall provide management for the Project under the terms of a management agreement to be executed between the partnership and the Limited Partner or its designee ("Management Agreement") a copy of which is attached hereto as Exhibit D. The term of the Management Agreement shall be for five (5) years with an option by the partnership to extend for an additional five (5) years. The Management Agreement shall also include, without limitation, a provision for a management fee equal to One Hundred Twenty-five Thousand Dollars ($125,000) during the first year of the term and four percent (4%) of the net revenues from operations at the Project annually thereafter. The Management Agent shall provide assisted living services to the residents at the Project upon market rates and terms in accordance with the terms of the Management Agreement, and, subject to the payment of the management fee, all revenues generated in connection therewith shall inure to the benefit of the Project.

     Section 9.3 - Consulting Services. The Limited Partner shall be paid a consulting fee in the amount of One Hundred Thousand Dollars ($100,000.00) payable on the earlier of the date of the initial draw under the construction or permanent financing of the Project or January 15, 1996. In the event that the proceeds of any financing are unavailable or inadequate to make such payment, the General Partner shall make a capital contribution to the Partnership sufficient to make such payment.

     Section 9.4 - Construction Contract. On or before the earlier to occur of
(i) October 1, 1995, or (ii) thirty (30) days after receipt of all necessary zoning permits and approvals for the Project, including the expiration of all applicable appeals periods without an appeal having been filed, and receipt of final plans and specifications for the Project, Continuum Care of Massachusetts, Inc., or it nominee (the "Developer"), and the Partnership shall enter into a turnkey development contract (the "Turnkey Contract"), a copy of which is attached hereto as Exhibit C pursuant to which the Developer shall be responsible, at its cost and expense, to (i) acquire a site for the Project, and
(ii) obtain, with the assistance of the Limited Partner, all state, federal, county and municipal land use and health care approvals and permits necessary for Developer to develop and construct the Project on behalf of the Partnership. Notwithstanding the foregoing, the Partners hereby acknowledge that the site located at 58 Mulberry Street, Plantsville, Connecticut is an acceptable location for the Project. The contract price to be paid by the Partnership to the Developer for the development of the Project under the Turnkey Contract shall be a guaranteed maximum price.

     Section 9.5 - Funding Requirements. The General Partner will provide and/or obtain both construction and permanent financing for the Project substantially in accordance with the budget attached hereto as Exhibit E (the "Project Loan"). The Project Loan will be non-recourse or substantially non-recourse to the Partnership and paid on a priority basis from the Cash Flow of the Project. Any recourse requirement in excess of twenty percent (20%) under the Project Loan shall require the prior written approval of both Partners.

     Section 9.6 - Assignment of Rights. Upon the execution of this Agreement, the Limited Partner shall assign to the Partnership, and the Partnership shall assume all of the Limited Partner's right, title and interest in any and all architectural, engineering and other contracts with respect to the Project free of any claims. A list of such contracts is set forth in Exhibit A. Upon the proof of payment of Twenty Thousand Dollars ($20,000) to the party having appealed the zoning decision concerning the Project, a copy of an executed withdrawal of such action and a representation that the same will be filed with the court, the Partnership shall reimburse the Limited Partner for those expenses set forth on Exhibit B. In no event shall the Partnership be obligated to assume any other contracts. The Limited Partner represents that all work performed pursuant to any other contracts has been or will be fully paid at the time of such assignment except as set forth on Exhibit B.

     Section 9.7 - No Additional Fees. No Partner shall receive any other fees, compensation or reimbursement except as expressly set forth in the Agreement.

     Section 9.6 - Reduction of Property Acquisition Costs. The Limited Partner shall use its reasonable best efforts to seek a reduction in the cost of the Premises to offset excessive site work in the estimated amount of Two Hundred Fifty Thousand Dollars ($250,000).

                                    ARTICLE X

                    Rights and Obligations of Limited Partner

     Section 10.1 - Authority of Limited Partner. Except as set forth in this Agreement or as permitted by the General Partner at its discretion the Limited Partner shall not:

     (a) take part in the management of the business or transact any business on behalf of the Partnership; or

     (b) have the power to execute instruments or documents on behalf of the Partnership or bind the Partnership in any manner.

     Section 10.2 - Rights of Limited Partner. The Limited Partner shall have the right:

     (a) After reasonable notice to the General Partner, to inspect at the office of the Partnership during ordinary business hours and to copy at the requesting Partner's expense:

          (i)  the list of the names and business addresses of the Partners; and

         (ii) the Certificate of Limited Partnership, including amendments, and powers of attorney utilized in the execution of such documents; and

         (iii) Partnership income tax returns for the three most recent years;
               and

         (iv)  the written Partnership Agreement with all Amendments; and

          (v) financial statements of the Partnership for the three most recent years.

     (b) to obtain from the General Partner from time to time (but not more frequently than quarterly) on reasonable demand just and reasonable information including the state of the business and financial condition of the Partnership.

     Section 10.3 - Assignment by Limited Partner and General Partner.

     Except as expressly set forth herein:

     (a) no interests in the Partnership shall be issued, assigned, sold, transferred, pledged or otherwise disposed of by a Partner directly, or indirectly via an assignment, sale, transfer or pledge of the stock of any such Partner, without the prior written consent of the other Partner;

     (b) any attempted assignment or transfer of any such interest without compliance with Section 11.5 to the extent applicable shall be of no force or effect and void as to the Partnership or the Partners.

     (c) Notwithstanding the foregoing, A General Partner may at any time propose to the Limited Partner a person to serve as its successor or if at such time there shall be more than one General Partner, to serve as a successor to one or more of the General Partners desiring to withdraw. If the Limited Partner has consented thereto, all Partners hereby agree, subject to the provisions of paragraph (g), that this Agreement and the Certificate shall be appropriately amended to effect such withdrawal and admission.

     (d) In the event of the retirement of any General Partner, the remaining General Partners, if any, and any successor General Partner shall have the obligation to elect to continue the business of the Partnership employing its assets and name, all as contemplated by the laws of the State and shall be subject to this Agreement in all respects. The rights provided for in paragraph (g) may be exercised concurrently with any such continuance. Within ten (10) days after the occurrence of such retirement, the remaining General Partners, if any, shall notify the Limited Partner thereof.

     (e) If any retirement shall occur at a time when there is no remaining General Partner, then the Limited Partner shall have the right to designate a person to become a successor General Partner upon his written agreement to be bound by any mortgage and any other documents required in connection therewith and by the provisions of this Agreement.

     (f) If the Limited Partner elects to reconstitute the Partnership and admit a successor General Partner pursuant to this Section 10.3, the relationship of the Partners in the reconstituted Partnership shall be governed by this Agreement.

     (g) If an Event of Bankruptcy shall have occurred as to a General Partner, the Limited Partner may (i) designate a successor general partner (the "Successor") willing to serve as a General Partner and reallocate to the Successor (and the bankrupt General Partner hereby assigns to the Successor in such event) the interest of the bankrupt General Partner in profits, losses, credits, Cash Flow and net cash proceeds of a Capital Transaction (provided, however, that in no event shall any fees which are earned be so reallocated), or (ii) add an additional General Partner willing to serve as such with such of the powers of the bankrupt General Partner hereunder and make a similar reallocation to that contemplated by the foregoing clause (i), which the bankrupt General Partner hereby ratifies in such event. Upon the selection of the Successor as aforesaid and his admission as a General Partner, a bankrupt General Partner shall not have any further rights, powers, liabilities or obligations under this Agreement and/or in respect of the Project, provided, however, that the bankrupt General Partner shall continue to be responsible for (1) any loss caused by the nonperformance of its obligations under this Agreement and/or in respect of the Project to be performed prior to the Development Obligation Date and (2) the furnishing of any funds required to be furnished by it hereunder, (c) the Partnership shall be solvent and no significant disruption in the conduct of its business shall have occurred and be continuing, and (d) the Partnership and the business thereof shall have been validly continued under this Agreement and the Uniform Act.

     (h) For the purposes of subsection (g) above, "Event of Bankruptcy" shall occur if the General Partner shall:

          (i) admit in writing its inability to pay its debts as they become due;

         (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

        (iii)  make an assignment for the benefit of its creditors;

         (iv) consent to the appointment of a receiver for itself or for the whole or substantially all of its property;

          (v) as the result of a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

         (iv) file a petition or answer seeking reorganization or arrangement or other aid or relief under any bankruptcy or insolvency laws or any other law for the relief of debtors.

     Assignments of interests in the Partnership or in the Limited Partner otherwise permitted hereunder may also be subject to compliance with limitations and requirements under applicable laws, from time to time in effect.

     Notwithstanding anything set forth above or elsewhere herein to the contrary, the General Partner may merge or consolidate with an "Affiliate" (defined herein as defined in the Securities and Exchange Act of 1934 and the regulations thereunder) or may assign its partnership interest to an Affiliate, in connection with a public offering without the consent of the Limited Partner.

                                   ARTICLE XI

              Distribution on Dissolution; Rights of First Refusal

     Section 11.1 - Priority of Distribution. If the Partnership shall terminate or dissolve for any reason, the General Partner shall proceed to the liquidation of the Partnership, and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

     (a) To expenses of liquidation, and to creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership, all in accordance with the priorities as set forth in Section 6.3, except for distributions due Partners under the Act.

     (b) To the setting up of any reserves which the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of, or in connection with, the Partnership. Such reserve shall be paid over by the General Partner to a commercial bank or an attorney-at-law of the State of Connecticut, as escrowee, to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the General Partner shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

     (c) To Partners and former Partners in satisfaction of liabilities for distributions under the Act, in accordance with priorities established under Section 6.3.

     (d) Any balance then remaining shall be distributed among all Partners, pro rata, in accordance with the percentages set forth in Section 5.1, as such percentages may change from time to time in accordance with the terms and conditions of this Agreement.

Any Partner who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section l.704-1(b)(2)(ii)(d) of the Treasury Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Partner's capital account, shall be allocated items of "book" income and gain in an amount and manner sufficient to eliminate the deficit balance in that Partner's capital account so created or increased as quickly as possible.

Allocations under this Section shall be comprised of a pro rata portion of each item of Partnership income (including gross income) and gain for the year; however, items of income and gain allocated under Section 6.3 shall be excluded from the operation of this Section 6.3.

"Book" income and gain shall be determined by reference to values set forth on the books of the Partnership.

For the purposes of this Section, capital accounts shall be adjusted hypothetically as provided for in Section 1.704-l(b)(2)(ii)(d) and l.704-l(b)(4)(iv)(f) of the Treasury Regulations.

The Partners intend that the provisions set forth in this Section will constitute a "qualified income offset" as described in Section 1.704-1(b) (2)
(ii) (d) of the Treasury Regulations. The regulations shall control in the case of any conflict between those regulations and this section.

     Section 11.2 - Period of Dissolution. A reasonable time shall be allowed for the orderly liquidation of the Partnership Property and the discharge of liabilities to creditors so as to enable the General Partner to minimize the normal losses attendant upon a liquidation.

     Section 11.3 - Statement. Each of the Partners shall be furnished with a statement prepared by the Partnership's then accountants, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon the General Partner complying with the foregoing distribution plan (including payment over to the escrowee if there are sufficient funds therefor), the General Partner shall execute and cause to be filed a Certificate of Cancellation of the Partnership.

     Section 11.4 - Liability for Capital Contributions. The General Partner shall not be personally liable for the return of the Capital Contribution of the Limited Partners or any portion of such Capital Contribution. Any such return shall be made solely from Partnership Property.

     Section 11.5 - Rights of First Refusal. A "Selling Partner" may sell all or any part of its Partnership interest provided the Selling Partner shall first be required to obtain a bona fide acceptable written offer and then offer to sell its Partnership interest in the Partnership to the other Partner at the same price, terms and conditions of the written offer. The procedure shall be as follows:

     (a) a copy of the bona fide written offer (the "Outside Offer") shall be delivered to the non-selling Partner identifying the outside (third party) offeror.

     (b) the non-selling Partner shall have thirty (30) days to exercise the purchase of the Selling Partner's interest, by delivering a written statement of acceptance to the Selling Partner.

     (c) within thirty (30) days after exercising its option to purchase, such non-selling Partner shall purchase the Selling Partner's interest on the same terms and conditions contained in the Outside Offer.

     (d) if the non-selling Partner does not exercise its right to purchase as defined above, the Selling Partner shall have ninety (90) days (from the expiration of the non-selling Partner's option period) to close on its sale to the same person and upon the same terms as contained in the Outside Offer.

     (e) If closing does not occur within said time period, the Outside Offer shall be deemed voided, and any subsequent action will be deemed a new offer subject to these rules.

                                  ARTICLE XII

                               Power of Attorney

     Section 12.1 - Power of Attorney. The Limited Partner irrevocably constitutes and appoints the General Partner, its true and lawful attorney, in his or its name, place and stead, to make, execute, acknowledge and file:

     (a) a Certificate of Limited Partnership setting forth the terms of this Agreement as required by the laws of the State of Connecticut; and

     (b) any Certificate or other instrument which may be required to be filed by the Partnership under the laws of the State of Connecticut or which the General Partner shall deem it advisable to file; and

     (c)  any and all amendments or modifications of the Agreement described in
          Section 12.5 or otherwise permitted hereunder and any Amended Certificates of Limited Partnership required as a result of any such Amendments; and

     (d) all documents which may be required to effectuate the formation, qualification, continuation, dissolution or termination of the Partnership.

     Section 12.2 - Assignment. The foregoing Power of Attorney, as well as all other such Powers of Attorney contained in this Agreement, shall survive the delivery of an assignment by any Limited Partner of the whole or any portion of his or its interest in this Partnership.

     Section 12.3 - Admission of Limited Partner. The General Partner shall require an Assignee of a Limited Partner to execute, among the conditions of his admission as a Limited Partner, a Power of Attorney satisfying the requirements of this Article.

     Section 12.4 - Irrevocable. The foregoing Power of Attorney is a special Power of Attorney coupled with an interest, is irrevocable and shall survive the death, disability, bankruptcy, insolvency or dissolution of each Limited Partner.

     Section 12.5 - Amendments by General Partner. The General Partner, through use of the Powers of Attorney, shall have the right to amend this Agreement, if such Amendments are:

     (a) of an inconsequential nature and do not affect the rights of the Limited Partners in any material respect; or

     (b) required or contemplated by this Agreement as, for example, upon the admission of additional Limited Partners; or

     (c) required or contemplated by any Lender, so long as such amendment is applied in a manner so as not to discriminate unfairly against a Partner in a disproportionate manner inconsistent with the substantive terms of this Agreement; or

     (d) in the opinion of counsel to the Partnership, necessary to conform to the requirements of state or Federal law. Any Amendment so made shall be deemed effective as of the date of this Agreement.

                                  ARTICLE XIII

                                 Indemnification

     Section 13.1 - Indemnification of General Partner. The General Partner shall not be liable to the Limited Partner due to any actions taken or any failure to take any action, by the General Partner acting as such or acting as Tax Matters Partner, or as a result of any taxing authority's disallowance or addition, any act or omission by the General Partner acting as Tax Matters Partner, the effect of which may cause or result in loss or damage to the Partnership or the Limited Partner, if done in good faith and in accordance with customary business practices and otherwise in accordance with the terms of this Agreement, shall not subject the General Partner acting as such or acting as Tax Matters Partner, or any of its successors and assigns to any liability. The Partnership agrees to indemnify and hold the General Partner acting as such or acting as Tax Matter Partner, its successors and assigns, harmless from any claim, loss, expense, liability, action or damage resulting from any such act or omission, including, administrative reviews and hearings with the IRS or other government agencies, litigation and appeal (and the reasonable fees and expenses of attorneys and accountants engaged by the General Partner acting as such or as Tax Matters Partner, in connection with any such administrative procedure or in the prosecution or defense of such litigation or appeal), but neither the General Partner acting as such or acting as Tax Matters Partner, shall be entitled to be indemnified or held harmless due to, or arising from, its fraud, bad faith, gross negligence or malfeasance.

     Section 13.2 - Indemnification of Partnership.

     (a) The Limited Partner shall indemnify and hold the Partnership and the General Partner harmless from and against any claim, loss, expense, liability, action or damage including, without limitation, reasonable costs and expenses of litigation and appeal (and the reasonable fees and expenses of counsel) due to or arising out of a breach by such Limited Partner of any of its warranties and representations set forth in this Agreement.

     (b) The General Partner shall indemnify and hold the Partnership and the Limited Partners harmless from and against any claim, loss, expense, liability, action or damage including, without limitation, reasonable costs and expenses of litigation and appeal (and the reasonable costs and expenses of counsel) due to or arising out of a breach by General Partner of any of its warranties and representations set forth in this Agreement.

                                   ARTICLE XIV

                              Concluding Provisions

     Section 14.1 - Entire Agreement. This Agreement together with the Management Agreement and the Turnkey Contract contains the entire understanding of the Partners. There are no oral understandings, terms or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement or in other written agreements between the Parties executed prior to or concurrently herewith or referenced herein.

     Section 14.2 - Amendments. Unless permitted in accordance with Section 8.3(b) or Section 12.5, this Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by the Partners.

     Section 14.3 - Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and to their respective heirs, personal representatives, successors and assigns.

     Section 14.4 - Joint Effort. Preparation of this Agreement has been a joint effort of the Parties, and the resulting document shall not be construed more severely against one of the parties than the other.

     Section 14.5 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

     Section 14.6 - Notice. Any notice, demand, offer or other written instrument ("Notice") required or permitted to be given shall be in writing signed by the party giving such Notice and shall be hand delivered or sent, postage prepaid, by Certified or Registered Mail, Return Receipt Requested, or by a nationally recognized overnight carrier. Any Notice to be given to the estate of any deceased person shall be addressed to the personal representative of such deceased person at his address or, if there be no personal representative, to the estate of the deceased person at his address as set forth in this Agreement. Any party shall have the right to change the place to which such Notice shall be sent or delivered by similar notice sent in like manner to all other parties hereto.

     Section 14.7 - Effective Date of Notice. The effective date of any offer, demand, notice or instrument shall be the date of the addressee's receipt of such offer, demand, notice or instrument, or, if sooner, three (3) business days after being properly posted.

     Section 14.8 - Counterparts. This Agreement may be executed in one or more copies, each of which shall be deemed an original.

     Section 14.9 - Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

     Section 14.10 - Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut.

     Section 14.11 - Exhibits. All exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed a part of this Agreement as if fully set forth in this Agreement.

     Section 14.12 - Confidentiality. The Parties hereto agree to keep confidential, and to require their respective representatives to keep confidential, all confidential information received by one party from one another in connection with the Project and the Partnership, and no party will use or disclose to others, or permit the use or disclosure of any such confidential information obtained from or revealed by the other parties hereto, except to their lawyers, accountants and other representatives, to government agencies which have jurisdiction and have requested such information and to third parties involved in the transaction, and except as specifically set forth in this Agreement. Such "confidential information" may include financial statements, cost and expense data, trade secrets, plans, designs and specifications, marketing and customer data, and such other information as may be supplied by the respective parties, but only to the extent same is: (x) sensitive materials generally known to be confidential; (y) non-public financial information; or (z) marked "confidential," "sensitive," "personal," or other similar designation. The term "confidential information" shall not include such information that is: (a) generally ascertainable from public or published information or trade sources; (b) previously in the possession of the disclosing party; and (c) generated by the disclosing party without the benefit of any information provided by the other party. Notwithstanding the foregoing, disclosure shall be allowed, if necessary, to comply with any court order or any legal requirement applicable to the disclosing party. If a Closing does not occur, each party and their respective representatives shall forthwith deliver to the other (without retaining copies thereof) any and all documents or other written information obtained from the other parties in connection with discussions and negotiations relating to the Project and the Partnership.

     Section 14.13 - No Offer/No Waiver. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any Party until this Agreement has been executed and delivered to each Party and the Effective Date has occurred.

     Section 14.14 - Genders. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

     Section 14.15 - Initialling. Each page which contains a handwritten or typewritten change and each exhibit which is not attached to this Agreement shall be initialled or signed by each party.

     Section 14.16 - Further Assurances. The Partners shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement.

     Section 14.17 - Effective Date. This Agreement shall be dated as of the date signed by the last party to sign.

     Dated this 1st day of November, 1995.

                                       GENERAL PARTNER

WITNESS:                               CONTINUUM CARE OF SOUTHINGTON, INC.

[Illegible]                            By [Illegible]
------------------------------            --------------------------------

[Illegible]                               Its Vice President
------------------------------            Duly Authorized

WITNESS:                               LIMITED PARTNER:

[Illegible]                            /s/ Calvin A. Moffie
------------------------------         --------------------------------
                                       Calvin A. Moffie

______________________________

                                    Exhibit A

                         List of Contracts to be Assumed

     1.   Purchase Agreement for the Premises

                                    Exhibit B

                             Reimbursement Expenses

Michael Herlands                                                  $   26,902.64

Land Vest LLC                                                         14,000.00

Kratzert & Jones                                                      17,533.41

Landscape Architects and Design Associates                             4,280.00

Diversified Environmental Services                                     5,580.15

Attorney Denorfia                                                     10,105.00

Associated Borings and Recon Engineers                                 2,533.60

Richard Gray (ALSA application)                                        4,000.00
                                                                     -----------
    TOTAL                                                            $84,934.80